 Exhibit (a)(1)(D)

Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of

Woodhead Industries, Inc.

by

MLX Acquisition Corp.

a wholly-owned subsidiary of

Molex Incorporated

at

$19.25 Net Per Share

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, AUGUST 4, 2006, UNLESS THE OFFER IS EXTENDED.

July 10, 2006

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

We have been engaged by MLX Acquisition Corp., a Delaware corporation (the “Purchaser”) and a wholly-owned subsidiary of Molex Incorporated, a Delaware corporation (“Molex”), to act as Dealer Manager in connection with the Purchaser’s offer to purchase for cash all outstanding shares of common stock, par value $1.00 per share (the “Shares”), of Woodhead Industries, Inc., a Delaware corporation (the “Company”), at a purchase price of $19.25 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Purchaser’s Offer to Purchase dated July 10, 2006 (the “Offer to Purchase”) and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”) enclosed herewith. Holders of Shares who desire to tender their Shares and whose certificates for such Shares (the “Share Certificates”) are not immediately available or who cannot deliver their Share Certificates and all other required documents to the Depositary (as defined below) on or prior to the Expiration Date (as defined in the Offer to Purchase), or who cannot complete the procedure for book-entry transfer on a timely basis, must tender their Shares according to the guaranteed delivery procedures set forth in Section 3 of the Offer to Purchase.

Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

1.	Offer to Purchase dated July 10, 2006;

2.	Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients (manually signed facsimile copies of the Letter of Transmittal may be used to tender Shares);

3.	Notice of Guaranteed Delivery to be used to accept the offer if Share Certificates are not immediately available or if such certificates and all other required documents cannot be delivered to Computershare Trust Company, N.A. (the “Depositary”), or if the procedures for book-entry transfer cannot be completed on a timely basis;

4.	The letter to Woodhead stockholders from Philippe Lemaitre, Chairman, President and Chief Executive Officer of Woodhead, together with Woodhead’s Solicitation/Recommendation Statement on Schedule 14D-9 that includes the recommendation of the Woodhead Board of Directors that stockholders accept the Offer and tender their shares to the Purchaser pursuant to the Offer;

5.	A printed form of letter that may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of a nominee, with space provided for obtaining such clients’ instructions with regard to the Offer;

6.	Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9; and

7.	A return envelope addressed to Computershare Trust Company, N.A., as Depositary.

Your prompt action is requested. We urge you to contact your clients as promptly as possible. Please note that the Offer and withdrawal rights expire at 12:00 midnight, New York City time, on Friday, August 4, 2006, unless the Offer is extended.

The Offer is conditioned upon, among other things, (1) there being validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares which represents at least a majority of the outstanding Shares on a fully-diluted basis on the date of purchase, and (2) all applicable waiting periods having expired or been terminated under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the German Act Against Restraints of Competition and under any material applicable foreign statute or regulation. The Offer is also subject to other terms and conditions described in the Offer to Purchase.

The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of June 30, 2006 (as it may be amended or supplemented from time to time, the “Merger Agreement”), by and among Molex, the Purchaser and Woodhead. The Merger Agreement provides, among other things, for the making of the Offer by Purchaser, and further provides that, following the completion of the Offer, upon the terms and subject to the conditions of the Merger Agreement, and in accordance with the Delaware General Corporation Law, the Purchaser will be merged with and into Woodhead (the “Merger”) and each outstanding Share (other than Shares held by Woodhead, Molex, the Purchaser or any other wholly-owned subsidiary of Molex, and Shares held by stockholders who perfect dissenters’ rights under Delaware law) will be converted into the right to receive $19.25 in cash, without interest thereon, or any higher price paid in the Offer. Following the Merger, Woodhead will continue as the surviving corporation, wholly-owned by Molex, and the separate corporate existence of the Purchaser will cease.

The Board of Directors of Woodhead has unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and determined that the terms of the Offer and the Merger are advisable and fair to, and in the best interests of, the holders of the Shares and unanimously recommends that stockholders of Woodhead accept the Offer and tender their Shares to the Purchaser pursuant to the Offer.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and will pay promptly after the Expiration Date (as defined in the Offer to Purchase) for all shares validly tendered prior to the Expiration Date and not properly withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser’s acceptance of such Shares.

In order to take advantage of the Offer, (1) a duly executed and properly completed Letter of Transmittal (or a facsimile thereof) and any required signature guarantees, or an Agent’s Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares, and other required documents should be timely sent to the Depositary, and (2) either Share Certificates representing the tendered Shares should be timely delivered to the Depositary or such Shares should be tendered by book-entry transfer and a Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to such Shares should be timely delivered to the Depositary, all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

Holders of Shares who desire to tender their Shares and whose Share Certificates are not immediately available or who cannot deliver their Share Certificates and all other required documents to the Depositary on or prior to the Expiration Date, or who cannot complete the procedure for book-entry transfer on a timely basis, must tender their Shares according to the guaranteed delivery procedures set forth in Section 3 of the Offer to Purchase.

Neither the Purchaser nor Molex will pay any fees or commissions to any broker, dealer or other person (other than the Dealer Manager, the Depositary and the Information Agent as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. The Purchaser will, however, upon request, reimburse you for reasonable and necessary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients. The Purchaser will pay or cause to be paid all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

Additional copies of the enclosed materials may be obtained by contacting the Dealer Manager or the Information Agent at their respective addresses and telephone numbers set forth on the back cover of the enclosed Offer to Purchase.

Very truly yours,

222 West Adams Street
Chicago, Illinois 60606
Call Toll Free: (800) 621-0687

Nothing contained herein or in the enclosed documents shall render you or any other person the agent of the Purchaser, Molex, the Dealer Manager, the Depositary or the Information Agent, or any affiliate of any of them, or authorize you or any other person to make any statement or representation or use any document on behalf of any of them in connection with the Offer other than the enclosed documents and the statements contained therein.

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